UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Thursday, August 01, 2001

Press Release

SOURCE: SCORE GROUP, INC.

BOYCE DENOUNCES ADAIR'S ABUSE OF LEGAL SYSTEM

HOUSTON, August 1, 2002/PRNewswire/ The following was released today by the SCORE Group, Inc. Richard G. Boyce Denounces Adair's Abuse of Legal System.

Mr. Boyce, in response to an Adair International Oil and Gas, Inc. (OTCBB:AIGI) press release made yesterday announcing yet another frivolous lawsuit brought against him by Mr. Adair stated: "I believe this type of abuse of our legal system is shameful!"

AIGI shareholders should view Mr. Adair's legal tactics as desperation moves made by a management team frantically trying to stay in power so as to avoid full disclosure of their activities over the past five years. By Mr. Adair's latest legal action, all AIGI shareholders should be convinced to vote for the SCORE Group Nominees to the AIGI Board of Directors at the Annual Meeting to be convened at 9 am local time on Monday, August 5, 2002 at the Chase Center Auditorium, 601 Travis, Houston, TX.

This is yet another in a long list of false allegations launched against Mr. Boyce, who as the principal member of the Shareholders Committed To Restoring Equity Group, Inc. ("SCORE Group") is leading a shareholder based proxy contest to replace the entire AIGI Board of Directors and executive management comprised solely of John W. Adair, Chairman and CEO, and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary.

Mr. Boyce states: "Apparently, the best Mr. Adair and Mr. Alghani have to offer the AIGI shareholders is to sue me after almost three years, alleging misrepresentation regarding the merger with PIE, my former company, which brought into AIGI the only asset that has ever produced any significant revenue for the Corporation and which by their own admission, in other frivolous lawsuits, is worth "possibly hundreds of millions of dollars." It is clear this management team has much to hide and I'm more committed than ever to uncovering everything! Now is the time for AIGI shareholders to take back control of their Corporation at the Annual Meeting and expose the activities of these men."

"I would like for all AIGI shareholders to know that the valuation of PIE was conducted by a respected, independent business evaluation firm and does not contain any misrepresentations by me or any PIE employees. It should be noted that the valuation was commissioned by Mr. Adair and approved for payment by Mr. Alghani. Furthermore, Mr. Adair and Mr. Alghani used the valuation to establish a cost basis for the merger transaction and after Mr. Adair announced the PIE merger and acquisition of the Yemen Block 20 interest, there was a substantial rise in the AIGI stock price," stated Mr. Boyce, who added, "why would these allegations only come out now, three days before the Annual Meeting and apparently timed for maximum harassment, when the Corporation's books have undergone two full audit cycles since the transaction was completed?"

Shareholders can RESTORE CORPORATE GOVERNANCE to the Corporation by voting their GOLD proxy card in support of an entirely new and independent Board of Directors.

This press release includes certain forward-looking statements. The forward-looking statements reflect SCORE's expectations, objectives, and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

The SCORE Group Proxy Statement contains important information for consideration by the AIGI shareholders. If you are a security holder, please read the Proxy Statement which is available from the SEC website www.sec.gov before taking any action with respect to the proposals presented therein.

SOURCE: SCORE GROUP, INC.
Contact: Richard G. Boyce 214-987-1779